Exhibit 10.1
EIGHTH AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated effective as of December 31, 2012, is by and among COVENANT TRANSPORT, INC., a Tennessee corporation (“CTI”), CTG LEASING COMPANY, a Nevada corporation (“CTGL”), SOUTHERN REFRIGERATED TRANSPORT, INC., an Arkansas corporation (“SRT”), COVENANT ASSET MANAGEMENT, INC., a Nevada corporation (“CAM”), COVENANT TRANSPORT SOLUTIONS, INC., a Nevada corporation (“CTS”), and STAR TRANSPORTATION, INC., a Tennessee corporation (“ST”, and together with CTI, CTGL, SRT, CAM, and CTS, individually a “Borrower” and collectively, “Borrowers”), COVENANT TRANSPORTATION GROUP, INC., a Nevada corporation and the owner (directly or indirectly) of all of the issued and outstanding capital stock of Borrowers (“Parent”), the Lenders (defined below) party to this Amendment, and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, “Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (defined below).

R E C I T A L S:

A.           The Borrowers, the Parent, the lenders from time to time party thereto (the “Lenders”) and the Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of September 23, 2008 (as previously amended, as amended hereby and as otherwise amended, restated or modified from time to time, the “Credit Agreement”);

B.           The Parent has executed that certain Third Amended and Restated Parent Guaranty Agreement dated as of September 23, 2008 (as amended to the date hereof, the “Parent Guaranty”); and

C.           The Borrowers, the Parent, the Lenders and the Agent desire that the Credit Agreement be amended in certain respects in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Credit Agreement is hereby amended and the parties hereto covenant and agree as follows:

1.           Recitals.  The foregoing Recitals are accurate and are incorporated herein and made a part hereof for all purposes.

2.           Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           Amendments to Definitions.  The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated (or added) to read in their entirety as follows:

“Applicable Margin:  with respect to any Type of Loan, the margins set forth below, as determined by the Average Pricing Availability for the most recently ended Fiscal Quarter:

Level	Average Pricing Availability	Base Rate Loans	LIBOR Loans	L/C Fee
I	> $75,000,000.50%		1.50%	1.50%
II	≤ $75,000,000 but > $50,000,000.75%		1.75%	1.75%
III	≤ $50,000,000 but > $25,000,000	1.00%	2.00%	2.00%
IV	≤ $25,000,000	1.25%	2.25%	2.25%

Commencing effective January 1, 2013, margins shall be determined as if Level III were applicable.  Commencing on April 1, 2013, and continuing on the first day of each Fiscal Quarter thereafter, the margins shall be subject to increase or decrease based upon the Agent’s determination of Average Pricing Availability for the most recently ended Fiscal Quarter, with any such change to be effective on the first day of the Fiscal Quarter.  Notwithstanding the foregoing, if, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.”

“Availability Block:  $0, at all times during the term hereof.”

“Eligible Assignee:  a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent, each Issuing Bank, and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent and each issuing Bank in their discretion.”

“Fixed Charges:  the sum, without duplication, of (a) interest expense (other than payment-in-kind), plus (b) cash rental expense, plus (c) any scheduled principal payments on any Debt, plus (d) any Included Revolver Payments, plus (e) any other voluntary or discretionary principal payments or other prepayments on any Debt other than Permitted Voluntary Prepayments and repayments on the Revolving Credit Facility other than Included Revolver Payments, plus (f) taxes paid in cash, less (g) any cash tax refunds received, plus (h) Distributions paid in cash, plus (i) payments made in respect of obligations under Capital Leases, plus (j) scheduled reductions of the Real Estate Formula Amount based on the Real Estate Amortization Amount, plus (k) an amount equal to 15% of the net book value (calculated in accordance with GAAP) of Eligible Revenue Equipment comprised of tractors and 8% of the net book value (calculated in accordance with GAAP) of Eligible Revenue Equipment comprised of trailers, each as reported on the Borrowing Base certificate dated as of the date of determination; provided, however, that the amounts described in clauses (j) and (k) shall commence with the one-month amounts for January 2013 and shall build monthly until a full trailing twelve months for such amounts is included from and after the measurement for the period ending December 31, 2013.”

“Letter of Credit Subline:  an aggregate amount of $95,000,000, with the following sublimits: (a) with respect to standby letters of credit, $75,000,000 and (b) with respect to commercial letters of credit, $20,000,000, as such sublimits may be adjusted from time to time in accordance with Section 2.2.1(f).  The Letter of Credit Subline is part of, and not in addition to, the Revolving Credit Facility.”

“Permitted Distributions:  (a) Upstream Payments, (b) the Distribution by CTI and SRT of their Equity Interests in CVTI Receivables to Parent to facilitate the merger of CVTI Receivables with and into Parent, and (c) Permitted Stock Repurchases; provided, that no Default or Event of Default exists immediately prior to or would result directly or indirectly from any of the foregoing Distributions.”

“Permitted Stock Repurchases:  the repurchase of any outstanding Equity Interests held by the public shareholders of Parent; provided that for any repurchase (i) after giving effect to such repurchase, the aggregate amount of such repurchases does not exceed $5,000,000, (ii) after giving effect to such repurchase, Availability is greater than the greater of 25% of the Revolver Commitment or $23,750,000 (after giving effect to the Availability Block), and (iii) Average Availability is greater than the greater of 25% of the Revolver Commitment or $23,750,000 (after giving effect to the Availability Block) for the sixty (60) day period immediately preceding such repurchase.”

“Restricted Investment:  any Investment by an Obligor or a Subsidiary of an Obligor, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date or as approved by the Required Lenders after the Closing Date; (b) Cash Equivalents that are subject to Agent's Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) Investments in any new Subsidiary created in accordance with the provisions of Section 10.2.9; (d) loans and advances permitted under Section 10.2.6; (e) Permitted Stock Repurchases; and (f) on or before May 31, 2016, the purchase (in one or more transactions) by Parent or any of the Obligors of up to the remaining 51% of Equity Interest in Transport Enterprise Leasing not owned by them, provided that (i) the aggregate purchase price of such Equity Interest is not greater than $15,000,000, (ii) after giving effect to such purchase, Availability is greater than the greater of 25% of the Revolver Commitment or $23,750,000 (after giving effect to the Availability Block), (iii) Average Availability is greater than the greater of 25% of the Revolver Commitment or $23,750,000 (after giving effect to the Availability Block) for the sixty (60) day period immediately preceding such purchase, and (iv) the provisions of Section 10.1.9 have been complied with; provided, however, that with respect any Investment under clause (c) or (e) above, no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Investment; provided further, however, that following any Investment under clause (f) above, the business of Transport Enterprise Leasing (including the purchase, sale, leasing, financing, and other dealing in revenue equipment both with owner-operators leased to the Parent and its Subsidiaries and with third parties in the manner currently conducted or reasonably related thereto) shall be deemed to comply with Sections 10.2.4, 10.2.5, 10.2.6, and 10.2.15 hereof.”

“Revolver Termination Date:  September 23, 2017.”

“Trigger Period:  the period (a) commencing on the day that an Event of Default occurs or Availability is less than the greater of 15% of the Revolver Commitment or $14,250,000 at any time, and (b) continuing until no Event of Default has existed and Availability has been greater than the greater of 15% of the Revolver Commitment or $14,250,000 for at least 60 consecutive days.

“Unused Line Fee:  Commencing January 1, 2013, a fee equal to (a)(i) 0.375% per annum at any time Average Pricing Availability is less than $50,000,000, or (ii) 0.50% per annum at any time Average Pricing Availability is greater than or equal to $50,000,000, times (b) the average daily amount by which the Revolver Commitments exceed the outstanding principal amount of all Revolver Loans and aggregate undrawn amount of all outstanding Letters of Credit during any month (or such shorter period if calculated on the Commitment Termination Date).”

“Value:  (a) for Equipment or Real Estate, its fair market value based upon the most recent appraisals performed by an appraiser acceptable to Agent and JPMorgan Chase Bank, N.A., and on terms satisfactory to Agent and JPMorgan Chase Bank, N.A., and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.”

(b)           Deleted Definitions.  The following definitions in Section 1.1 of the Credit Agreement are hereby deleted:

Consolidated Leverage Ratio
Adjusted EBITDAR
Consolidated Debt
Operating Leases

(c)           Increase Revolver Commitments.  Schedule 1.1 to the Credit Agreement is hereby deleted and the attached Schedule 1.1 is hereby inserted in place thereof and in substitution therefor.

(d)           Amend Borrowing Base Certificate Reporting Requirement.  Section 8.1 of the Credit Agreement is hereby amended by deleting the reference to “$15,000,000” and inserting “the greater of 20% of the Revolver Commitment or $19,000,000” in place thereof and in substitution therefor.

(e)           Amend Letter of Credit Subline Limit.  Section 2.2.1(f) of the Credit Agreement is hereby amended by deleting the reference to “$85,000,000” and inserting “$95,000,000” in place thereof and in substitution therefor.

(f)           Delete Consolidated Leverage Covenant.  Section 10.4 of the Credit Agreement is hereby deleted.

(g)           Amend Fixed Charge Coverage Testing.  Section 10.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio.  At any time after December 30, 2012, during any period (a) commencing on the day Availability is less than or equal to the greater of 12.5% of the Revolver Commitment or $11,875,000 (after giving effect to the Availability Block), and (b) continuing until Average Availability has been greater than the greater of 12.5% of the Revolver Commitment or $11,875,000 (after giving effect to the Availability Block) for at least sixty consecutive days, the Borrowers shall maintain a Fixed Charge Coverage Ratio as of the last day of any month for the immediately preceding Twelve-Month Period of at least 1.0 to 1.0.”

(h)           Amend Permitted Debt and Permitted Liens.  Section 10.2.1(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(j)           At any time, Debt secured by any Revenue Equipment, computer equipment, or Real Estate that is not Collateral after giving effect to the incurrence of such Debt, provided the aggregate amount of all such Debt does not exceed $225,000,000;”

(i)            Amend Permitted Liens.  Section 10.2.2(q) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(q)           “At any time, Liens securing Debt permitted under Section 10.2.1(j);”

(j)           Amend Field Exam and Appraisal Frequency.  Section 10.1.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)           Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) up to two field examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, (ii) up to two appraisals of Pledged Equipment, and (iii) up to one appraisal of Real Estate, in each case per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, or when Availability is less than or equal to the greater of 20% of the Revolver Commitment or $19,000,000 (after giving effect to the Availability Block), then each Obligor shall, and shall cause each Subsidiary to, reimburse Agent for all charges, costs and expenses of Agent in connection with all field examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two appraisals of Real Estate, and up to four full appraisals of Pledged Equipment per Loan Year, without regard to such limit.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.”

(k)           Amend Cover Page.  The cover page to the Credit Agreement is hereby amended to (x) delete the reference to “BANC OF AMERICA SECURITIES LLC, and J.P. MORGAN SECURITIES INC. as Joint Lead Arrangers and Joint Book Runners” and insert “BANK OF AMERICA, N.A. as Sole Lead Arranger and Sole Book Runner” in place thereof and in substitution therefor, and (y) delete the reference to “$85,000,000” and insert “$95,000,000 in place thereof and in substitution therefor.

(l)           Amend Section 9.1.4 and Schedule 9.1.4.  The last sentence of Section 9.1.4 is hereby amended to read in its entirety as follows:  “Except as set forth on Schedule 9.1.4, as of December 31, 2012, with respect to outstanding options to purchase Equity interests in Parent, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or any Subsidiary.”  The portion of Schedule 9.1.4 covered by the last sentence of Section 9.1.4 is hereby amended and restated to read as set forth on Amendment to Schedule 9.1.4 attached hereto.

(m)           Amend Section 9.1.10.  Section 9.1.10 is hereby amended to read in its entirety as follows:

“Taxes.  Each Obligor and Subsidiary has filed all federal, and all material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all federal and all other material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate in all material respects for all years not closed by applicable statutes, and for its current Fiscal Year.”

(n)           Amend Section 9.1.25.  Section 9.1.25 is hereby amended to read in its entirety as follows:

“9.1.25. Subsidiaries.  None of the Obligors has a Subsidiary (other than VIL, CVTI Receivables, or Covenant Logistics, Inc.) that is not either a Borrower or a Guarantor.”

3.           Effectiveness; Conditions Precedent.  The amendments herein provided shall be effective as of the date set forth above (the “Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)           The Agent shall have received each of the following documents or instruments in form and substance acceptable to the Agent:

(i)           one or more counterparts of this Amendment, duly executed by each of the Borrowers, the Parent and the Required Lenders; and

(ii)           such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Agent shall reasonably request.

(b)           A closing fee in the amount of $237,500 shall have been paid to the Agent, for the pro rata benefit of the Lenders party hereto, which fee shall be fully earned and non-refundable upon payment, and the fees set forth in a separate letter agreement between the Borrowers and Agent shall have been paid to the Agent.

4.           Acknowledgment of the Obligors.  The Borrowers and Parent, as Obligors, hereby acknowledge and agree that, to the best of their knowledge: (a) none of the Obligors has any defense, offset, or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Credit Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to the Obligors through the date of this Amendment.

5.           Consent and Reaffirmation of Parent Guaranty.  Parent hereby consents, acknowledges and agrees to the amendments and consent set forth herein and hereby confirms and ratifies in all respects the Parent Guaranty to which Parent is a party (including without limitation the continuation of Parent’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of the Parent Guaranty against the Parent in accordance with its terms.

6.           Representations and Warranties of the Obligors.  The Borrowers and Parent, as Obligors, represent and warrant to the Lenders and the Agent that:

(a)           Compliance with Loan Agreement.  On the date hereof, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(b)           Representations and Warranties.  On the date hereof, and after giving effect to this Amendment, the representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects  (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date);

(c)           Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform this Amendment.  The execution, delivery and performance of this Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and do not (a) require any consent or approval of the holders of Equity Interests of the Obligors, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law, Material Contract or Material License; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor; and

(d)           Enforceability.  This Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.           Effect on Credit Agreement.  Except as specifically amended hereby, the terms and provisions of the Credit Agreement and the other Loan Documents are, in all other respects, ratified and confirmed and remain in full force and effect.  Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document.  Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendments.  No reference to this Amendment need be made in any notice, writing, or other communication relating to the Credit Agreement and the other Loan Documents, any such reference to the Credit Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment.  All references to the Credit Agreement and the other Loan Documents in any document, instrument, or agreement executed in connection with the Credit Agreement and the other Loan Documents will be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended hereby.

8.           Fees and Expenses.  The Company hereby agrees to pay upon demand all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation, and consummation of this Amendment, and all other documents related hereto, including, without limitation, the fees and disbursements of counsel to the Agent.

9.           Instrument Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

10.           Further Acts.  Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

11.           Successors.  This Amendment shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, and their respective successors and permitted assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under this Amendment or any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3 of the Credit Agreement.

12.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.           Consent to Forum; Arbitration.  EACH OBLIGOR, HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR, IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE CREDIT AGREEMENT.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Amendment shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.  Notwithstanding the foregoing, Section 14.14 of the Credit Agreement is incorporated herein by reference and shall apply to this Amendment.

14.           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be as effective as delivery of a manually executed counterpart of such agreement.

15.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.

16.           Entire Agreement.  This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 14.1 of the Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:

COVENANT TRANSPORT, INC.

By:	/s/ Richard B. Cribbs
Name:	Richard B. Cribbs
Title:	Senior Vice President and Chief Financial Officer

CTG LEASING COMPANY
SOUTHERN REFRIGERATED TRANSPORT, INC.
STAR TRANSPORTATION, INC.

By:	/s/ Richard B. Cribbs
Name:	Richard B. Cribbs
Title:	Treasurer

COVENANT ASSET MANAGEMENT, INC.

By:	/s/ Richard B. Cribbs
Name:	Richard B. Cribbs
Title:	Assistant Treasurer

COVENANT TRANSPORT SOLUTIONS, INC.

By:	/s/ Richard B. Cribbs
Name:	Richard B. Cribbs
Title:	Vice President and Assistant Treasurer

PARENT:

COVENANT TRANSPORTATION GROUP, INC.

By:	/s/ Richard B. Cribbs
Name:	Richard B. Cribbs
Title:	Senior Vice President and Chief Financial Officer

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Douglas Cowan
Name:	Douglas Cowan
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Officer

SCHEDULE 1.1

to
Third Amended and Restated Credit Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Percentage
Bank of America, N.A.	$61,471,000.00	64.70632%
JPMorgan Chase Bank, N.A.	$33,529,000.00	35.29368%
Total	$95,000,000.00	100.00000%

Amendment to SCHEDULE 9.1.4
to
Third Amended and Restated Credit Agreement

The following description is added to Schedule 9.1.4:

4.    All options to purchase, warrants, subscription rights, agreements to issue or sell, and convertible interests (i) described in the Parent's proxy statement dated April 4, 2012, (ii) issued pursuant to the 2006 Omnibus Incentive Plan (as amended) during 2012, or (iii) that remain issuable under such plan.

Return to Form 8-K